                                                                     EXHIBIT 4.2


             CERTIFICATE OF VOTING POWERS, DESIGNATIONS, PREFERENCES
              AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                     RIGHTS AND QUALIFICATIONS, LIMITATIONS
                         AND RESTRICTIONS THEREOF OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                              OF IMPSAT CORPORATION

                           --------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           --------------------------


            I, Brian Belt, Secretary of IMPSAT Corporation (the
"Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

            That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation as amended of said Corporation (the "Certificate of Incorporation"), said Board of Directors, at a meeting duly called and held on March 19, 1998, adopted a resolution providing for the issuance of 25,000 authorized shares of Series A Convertible Preferred Stock, which resolution is as follows:

            WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

            WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

            NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:



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                                       2







I. Certain Definitions. (a) As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

      "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Corporation and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Corporation and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the quarterly or annual consolidated balance sheet of the Corporation and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently sent to Holders.

      "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person and "Affiliated" has a meaning correlative with the foregoing. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Board of Directors" means the Board of Directors of the Corporation.

      "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Original Issue Date or issued thereafter, including, without limitation, all Common Shares and Preferred Stock.

      "Capitalized Lease Obligations" has the meaning set forth in the Indenture.

      "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, the Existing Stockholders ultimately "beneficially own" (as defined in Rule 13d-3 of the Exchange Act) Voting Stock representing less than 50% of the voting power of the total outstanding Voting Stock of the Corporation on a fully diluted basis and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Purchasers (as defined in the Securityholders Agreement) and their Affiliates becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 30% of the voting



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                                       3






power of the total Voting Stock of the Corporation on a fully diluted basis and such ownership is greater than the voting power of the Voting Stock of the Corporation ultimately held by the Existing Stockholders or
(ii) individuals who on the Original Issue Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Original Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

      "Commission" means the Securities and Exchange Commission and any successor agency having similar powers.

      "Common Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the Original Issue Date, including, without limitation, all series and classes of such common stock.

      "Common Stock" means Class A common stock, par value $1.00 per share, of the Corporation and any other class of stock that is the same class as the securities to be issued upon the conversion of the Series A Stock.

      "Corporation" means IMPSAT Corporation, a Delaware corporation.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Corporation or any of its Restricted Subsidiaries is a party or a beneficiary.

      "Director" means a member of the Board of Directors.

      "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Mandatory Redemption Date, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Mandatory Redemption Date or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Mandatory Redemption Date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions in favor of Holders that are contained in Article X and Article VI(C), and such Capital Stock



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                                       4






specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Corporation's repurchase of Series A Stock as is required to be repurchased pursuant to Article VI(C).

      "Dividend Accrual Date" has the meaning set forth in Article IV(A).

      "Dividend Payment Date" means any Redemption Date and any other date on which dividends in arrears are paid in cash.

      "Dividend Record Date" means, with respect to dividends accruing on any Dividend Accrual Date or payable on any Dividend Payment Date, as the case may be, the close of business on the fifteenth day immediately preceding such Dividend Accrual Date or Dividend Payment Date, as the case may be, or such other record date as may be designated by the Board of Directors with respect to dividends accruing or payable on such Dividend Accrual Date or Dividend Payment Date, respectively; provided, however, that such record date may not be more than 60 days or less than ten days prior to such Dividend Accrual Date or Dividend Payment Date, as applicable.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

      "Existing Stockholders" means Mr. Enrique Pescarmona, Mrs. Silvia Monica Pescarmona de Baldini, Mrs. Liliana Pescarmona de Mayol, Mr. Roberto Vivo Chaneton and Mr. Ricardo Verdaguer and each of their estates and heirs by will or intestacy.

      "fair market value" has the meaning set forth in the Indenture.

      "Financial Expert" means one of Bear, Stearns & Co., Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; Goldman, Sachs & Co.; Lazard Freres & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Salomon Smith Barney Inc.; SBC Warburg Dillon Read Inc.; or Lehman Brothers; or any successor to any of the foregoing.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of determination, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in this Certificate of Designations shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Certificate of Designations shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the sale of the Series A Stock and (ii) except as otherwise provided, the amortization of any



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                                       5






amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

      "Guarantee" has the meaning set forth in the Indenture.

      "Holder" means a registered holder of Series A Stock.

      "Incur" has the meaning set forth in the Indenture.

      "Indebtedness" has the meaning set forth in the Indenture.

      "Indenture" means the Indenture dated as of July 30, 1996, as amended through the Original Issue Date, relating to the Notes as in effect as of the date hereof.

      "Independent Financial Expert" means a Financial Expert that does not (or whose directors, executive officers or 5% stockholders do not) have a direct or indirect financial interest in the Corporation or any of its subsidiaries, which has not been for at least five years, and, at the time it is called upon to give independent financial advice to the Corporation is not (and none of its directors, executive officers or 5% stockholders is) a promoter, director, or officer of the Corporation or any of its subsidiaries. The Independent Financial Expert may be compensated and indemnified by the Corporation for opinions or services it provides as an Independent Financial Expert.

      "Initial Public Offering" means the first registration solely of shares of Common Stock to be issued by the Corporation after the Original Issue Date hereof under the Securities Act, using Form S-1, S-2 or S-3 or any successor forms, and after which the Common Stock is listed or quoted for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

      "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Restricted Subsidiaries against fluctuations in interest rates in respect of Indebtedness to or under which the Corporation or any of its Restricted Subsidiaries is a party or a beneficiary on the date of this Indenture or becomes a party or a beneficiary hereafter; provided that the notional principal amount thereof does not exceed the principal amount of the Indebtedness of the Corporation and its Restricted Subsidiaries that bears interest at floating rates.

      "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment) held by the Corporation and its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and
Article IX(A), (i) "Investment" shall include the fair market value of the assets (net of liabilities, other than liabilities to the Corporation or any Subsidiary) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities, other than liabilities to the Corporation or any Subsidiary) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding "Investments" and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, the term "Investment" shall not include advances to customers (other than Unrestricted Subsidiaries of the Corporation) and accounts payable to suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable or accounts payable, as the case may be, and Trade Payables.

      "Lien" has the meaning set forth in the Indenture.

      "Liquidation Preference" means the Original Liquidation Preference, plus an amount equal to all accrued and unpaid dividends from and after
(i) the Original Issue Date and (ii) any Dividend Payment Date on which dividends were to be paid in cash. The Liquidation Preference of a share of Series A Stock will increase by the amount of dividends that accrued on such share on a Dividend Accrual Date and/or Dividend Payment Date, as applicable, and will decrease only to the extent such dividends are actually paid in cash, all as provided in Article IV hereof.

      "Mandatory Redemption Date" means March 19, 2008.

      "Material Debt" means Indebtedness of the Corporation and/or one or more of its Subsidiaries that individually or in the aggregate have a principal amount (or if any Indebtedness was issued at a discount from its principal amount at maturity then the accreted value of such Indebtedness as of the end of the most recent fiscal quarter shall be used in making this calculation) equal to or exceeding the amount equal to 15% of the total assets of the Corporation and its consolidated Subsidiaries as set forth on its consolidated balance sheet for the fiscal year preceding the date of determination.

      "Material Debt Default" means the failure of the Corporation and/or any of its Subsidiaries to pay any principal of or premium or interest or other amount on any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist with respect to any financial or economic covenant or any event of default under any agreement or instrument relating to any such Material Debt, if the effect of such event or



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                                       7




condition or event of default is to accelerate or require early termination, or with notice or passage of time would permit the acceleration or early termination of, the original maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable, or required to be prepaid, redeemed, terminated, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made (other than by a regularly scheduled required prepayment or redemption or pursuant to the exercise of a "change of control" provision under the terms of any Indebtedness), in each case prior to the original stated maturity thereof.

      "Net Cash Proceeds" has the meaning set forth in the Indenture.

      "Notes" means the Corporation's 12_% Senior Guaranteed Notes due 2003.

      "Original Issue Date" means the date on which shares of Series A Stock are first issued by the Corporation.

      "Permitted Investment" means (i) an Investment in the Corporation or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Corporation or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Corporation and its Restricted Subsidiaries on the date of such Investment;
(ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Corporation or its Restricted Subsidiaries and that do not in the aggregate exceed $1 million at any time outstanding and (v) stock, obligations or securities received in satisfaction of judgments, work-outs or similar arrangements.

      "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, contracts (other than for Indebtedness), performance and return-of-money bonds and other obligations of



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                                       8






a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and any bank's unexercised right of setoff with respect to deposits made in the ordinary course of business of the Corporation or any Restricted Subsidiary; (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Corporation or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Original Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred (1) to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Corporation and its Restricted Subsidiaries, taken as a whole;
(viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Corporation or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Corporation or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Corporation or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Corporation or any Restricted Subsidiary that does not give rise to a Special Trigger Event; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect the Corporation or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Corporation and its Restricted Subsidiaries prior to the Original Issue Date and (xviii) Liens on or sales of existing or future receivables.

      "Person" means any individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, joint stock company, unincorporated association, joint venture or any other entity or organization, whether or not a legal entity, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

      "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Original Issue Date, including, without limitation, all series and classes of such preferred or preference stock.

      "Public Equity Offering" means an underwritten primary public offering of Common Stock that is broadly distributed to the public pursuant to an effective registration statement under the Securities Act and after which the Common Stock is listed or quoted for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

      "Public Market" means, and shall be deemed to exist, if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding (not fully diluted) Common Stock has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

      "Redemption Price" means, with respect to any share of Series A Stock, the Liquidation Preference of such share.

      "Restricted Subsidiary" means any Subsidiary of the Corporation other than an Unrestricted Subsidiary.

      "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

      "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of March 19, 1998 among the Corporation, Jonesboro Financial Inc., Princes Gate Investors II, L.P., Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. and the other purchasers signatory thereto.

      "Securityholders Agreement" means the Securityholders Agreement, dated as of March 19, 1998, among the Corporation, Princes Gate Investors II, L.P., Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., PG Investors II, Inc., as agent, and the other parties signatory thereto.

      "Significant Subsidiary" shall mean a Significant Subsidiary within the meaning of



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                                       10






Regulation S-X under the Exchange Act or any group of non-Significant Subsidiaries that at the end of any fiscal quarter collectively would constitute a "Significant Subsidiary" within the meaning of Regulation S-X under the Exchange Act.

      "Special Redemption Price" means the Original Liquidation Preference of the Series A Stock to be redeemed plus 12.5% compounded quarterly since the Original Issue Date through and including the day prior to the relevant Redemption Date.

      "Special Trigger Event" shall be deemed to occur if (i) a Material Debt Default occurs, (ii) the Corporation breaches any covenant or agreement contained in the Securities Purchase Agreement, Article IV or V of the Securityholders Agreement or in this Certificate of Designations and such breach has not been cured within 30 days of written notice thereof, (iii) the Corporation or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, (iv) a court of competent jurisdiction enters a decree or order for (A) relief in respect of the Corporation or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Corporation or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Corporation or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Corporation or any of its Significant Subsidiaries, or (v) the Corporation or any of its Significant Subsidiaries
(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Corporation or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Corporation or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors.

      "Subsidiary" means, with respect to any Person, any other Person of which more than fifty percent (50%) of (i) the economic interest in the assets, earnings or cash flow or (ii) the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

      "Temporary Cash Investment" has the meaning set forth in the Indenture.

      "Trade Payables" shall have the meaning set forth in the Indenture.

      "Transaction Date" has the meaning set forth in the Indenture.



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                                       11







      "Unrestricted Subsidiary" means (i) any Subsidiary of the Corporation that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Corporation) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Corporation or any Restricted Subsidiary; provided that any Guarantee by the Corporation or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of Indebtedness by the Corporation or such Restricted Subsidiary (or both, if applicable) at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under Article IX(A). The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation no Special Trigger Event shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Holders by promptly delivering to the Holders a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

      "Voting Stock" means with respect to any Person, Capital Stock of any class or kind (i) ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person or (ii) entitling the holder thereof to an economic interest in the assets, earnings or cash flow of such Person.

      "Wholly Owned" has the meaning set forth in the Indenture.

            (b) Each of the following terms is defined in the Section opposite such term:

                  Term                                Section
                  constituent entity                   VIII
                  Conversion Agent                     VIII
                  Conversion Date                   VIII(A)
                  Conversion Ratio                     VIII
                  Junior Securities                     III
                  non-electing share                   VIII
                  Original Liquidation Preference        II
                  Redemption Date                     VI(D)
                  Redemption Notice                   VI(D)

II.   Designation.

            The series of preferred stock authorized hereunder shall be designated as the "Series A Convertible Preferred Stock" and is referred to herein as the "Series A Stock." The number of shares constituting such series shall be 25,000. The par value of the Series A Stock shall be $1.00 per share of Series A Stock. The Series A Stock shall have an original liquidation preference (the "Original Liquidation Preference") equal to $5,000.00 per share.


III.  Ranking.

            The Series A Stock shall rank, with respect to dividends and distributions upon the liquidation, dissolution or winding-up of the Corporation, senior to all classes or series of any other Capital Stock of the Corporation, whether now outstanding or hereafter issued (collectively referred to as "Junior Securities"), including, without limitation, any series of Preferred Stock of the Corporation hereafter created by the Board of Directors.


IV.   Dividends.

            (A) The Series A Stock shall accrue cumulative dividends on each outstanding share of Series A Stock at an annual rate of 10.0%, except as otherwise specified herein. Such cumulative dividends shall accrue, whether or not declared by the Board of Directors, from the Original Issue Date on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend Accrual Date"), to Holders as they appear on the register for the Series A Stock on the Dividend Record Date. Except as otherwise specified herein, accrued and unpaid dividends shall compound quarterly at a rate of 10.0% per annum from the preceding Dividend Accrual Date until paid in full in cash. As used herein, "accrued dividends" and "accrued and unpaid dividends" shall mean accrued dividends, including, without limitation, the amount compounded thereon.

            Dividends on any share of Series A Stock shall not be paid in cash prior to the Mandatory Redemption Date.

            (B) So long as any shares of the Series A Stock are outstanding, the Corporation (i) shall not declare, pay or set apart for payment any dividend on any Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any securities, warrants, rights, calls or options exchangeable or exercisable for or convertible into any of the Junior Securities other than the declaration or payment of dividends on the Common Stock following a Public Equity Offering of such Common Stock of up to 6% per annum of the Net Cash Proceeds received by the Corporation in such Public

Equity Offering, and (ii) shall not itself and shall not permit any of its Subsidiaries to purchase or redeem any of the Junior Securities, or any securities, warrants, rights, calls or options exchangeable or exercisable for or convertible into any of the Junior Securities.


V.    Payment on Liquidation.

            (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Holders will be entitled to receive out of the assets of the Corporation available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Except as set forth in the preceding sentence, the Holders shall not be entitled to any distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders, then the Holders shall share equally and ratably in any distribution of assets in proportion to the full Liquidation Preferences of the Series A Stock held by them, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled.

            (B) For the purposes of this Article V only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.


VI.   Redemption.

            (A) Redemption at the Option of the Corporation. The Corporation, at its option, concurrently with or at any time following the consummation by the Corporation of an Initial Public Offering and prior to the Mandatory Redemption Date, may redeem in whole (and not in part), from any source of funds legally available therefor, in the manner provided in
Article VI(D) below, all of the then outstanding shares of Series A Stock, at the Redemption Price, in cash on the Redemption Date. In addition, in connection with any conversion of shares of Series A Stock, the Corporation may redeem in whole from any source of funds legally available therefor, in the manner provided in Article VI(D) below, shares of Series A Stock having an aggregate liquidation preference equal to the Special Redemption Price of the Series A Stock to be converted less the Original Liquidation Preference of such Series A Stock at a redemption price, in cash, equal to such amount.

            (B) Mandatory Redemption. On the Mandatory Redemption Date, the

Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Article VI(D) below, all of the shares of the Series A Stock then outstanding at a redemption price, in cash, equal to the Redemption Price. The Corporation shall use its best efforts to cause funds to be legally available for the payment of the Redemption Price prior to the Mandatory Redemption Date.

            (C) Redemption at the Option of Holders upon a Change of Control. Upon the occurrence of a Change of Control, each Holder shall have the right to require the Corporation to promptly redeem all or any shares of the Series A Stock at a redemption price (the "Change of Control Redemption Price"), in cash, equal to the greater of (i) the fair market value of such shares (which fair market value shall, for purposes of this section, be determined by reference to the value of the transaction giving rise to the Change of Control) and (ii) the Redemption Price. Notwithstanding the foregoing, in the event that a Change of Control also constitutes a "Change of Control" within the meaning of the Indenture, the Corporation shall not make any payments in respect of the Change of Control Redemption Price to any Holder until the Corporation has completed the repurchase of any Notes as are then required to be repurchased pursuant to the provisions of the Indenture.

            (D) Procedure for Redemption. (i) Not more than sixty (60) and not less than thirty (30) days prior to the Mandatory Redemption Date or any Redemption Date and within three days of any Change of Control, written notice (the "Redemption Notice") shall be given by the Corporation by facsimile and by first-class mail, postage prepaid, to each Holder at such Holder's address as the same appears on the stock ledger of the Corporation; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Stock to be redeemed except as to the Holders to whom the Corporation has failed to give such notice or except as to the Holders whose notice was defective. The Redemption Notice shall state:

            (a) the Redemption Price, Special Redemption Price or Change of Control Redemption Price, as the case may be;

            (b)   the date fixed for redemption (the "Redemption Date");

            (c) that the Holder is to surrender to the Corporation, at the place or places, which shall be designated in such Redemption Notice, its certificates representing the shares of Series A Stock to be redeemed;

            (d) the name of any bank or trust company performing the duties referred to in Article VI(D)(v) below; and

            (e) if there has occurred a Change of Control, a statement to that effect and reasonable procedures for the Holder to follow if it wishes the Corporation to redeem its Series A Stock.

            (ii) On or before the Redemption Date, each Holder of Series A Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series A Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price, Special Redemption Price or Change of Control Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares.

            (iii) Unless the Corporation defaults in the payment in full of the applicable Redemption Price, Special Redemption Price or Change of Control Redemption Price, as the case may be, dividends on the Series A Stock called for redemption shall cease to accumulate on the day prior to the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, Special Redemption Price or Change of Control Redemption Price, as applicable.

            (iv) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Series A Stock called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, excepting only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.

            (v) If a Redemption Notice shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been irrevocably deposited by the Corporation with such bank or trust company in trust for the pro rata benefit of the Holders of the Series A Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, excepting only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice.
Any
interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the Holders of the shares to be redeemed shall look only to the Corporation for payment thereof.


VII.  Voting Rights.

            (A) Except as otherwise required under Delaware law and as set forth below, Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

            (B) Without the approval of the Director(s) elected by the Holders of the shares of Series A Stock, if any, the Corporation will not (i) issue or grant any capital stock, stock options, warrants or other securities exchangeable or exercisable for or convertible into any capital stock or
(ii) reclassify any Junior Securities into any securities that rank senior to or on a parity with the Series A Stock with respect to dividends or upon liquidation or dissolution of the Corporation or any securities, warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any securities that rank senior to or on a parity with the Series A Stock with respect to dividends or upon liquidation or dissolution of the Corporation; provided, however, that no such approval will be required for an issuance of Common Stock by the Corporation that is permitted by Section 4.7(a)(vi) of the Securityholders Agreement.

            (C) Without the approval of Holders of at least a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Corporation will not amend, modify or repeal this Certificate of Designations. The authorization or consummation of a transaction that results in the Series A Stock being converted or exchanged for or becoming shares of a constituent entity (as defined in Article VIII(C)(i)) shall constitute an amendment, modification or repeal of this Certificate of Designations for purposes of this Article VII.

            (D) (i) For so long as the Purchasers (as defined in the Securities Purchase Agreement) and their Affiliates beneficially own a majority of the shares of Series A Stock issued on the Original Issue Date, in the event of a Special Trigger Event the number of Directors constituting the Board of Directors shall be immediately adjusted to permit the Holders of a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, to immediately appoint one-half of the members of the Board of Directors (and to remove and replace such Directors), until the Special Trigger Event has been cured and is no longer of any force or effect.

            (ii) The right of the Holders of Series A Stock to vote pursuant to Article VII(D)(i) to appoint one-half of the members of the Board of Directors (and to remove and replace such Directors) upon the occurrence of a Special Trigger Event as aforesaid shall be effective immediately upon the sending of a written notice thereof to the Corporation and shall continue until such time as all Special Trigger Events shall be cured and no longer of any force or effect.

            (E) For so long as the Purchasers (as defined in the Securities Purchase Agreement) and their Affiliates beneficially own a majority of the shares of Series A Stock issued on the Original Issue Date, Princes Gate Investors II, L.P. ("Princes Gate") and Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. ("MSGEM") shall each be entitled to appoint one Director (and to remove and replace such Director). Any appointment, removal or replacement referred to in this Article VII(E) shall be effective immediately upon the sending by Princes Gate or MSGEM of a written notice to the Corporation.

            So long as MSGEM shall own any Series A Stock or Common Stock, it shall have the following rights with respect to the Corporation: (a) the right to routinely consult with the management of the Corporation on matters relating to the Corporation; (b) the right to inspect the books and records of the Corporation; (c) the right to inspect the properties and operations of the Corporation; and (d) except for any period during which MSGEM, acting on its own, has the right to elect a Director, the right to have its representative attend the meetings of the Board of Directors and to participate in discussions (but not vote) at such meetings; provided, however, that any such rights may only be exercised during business hours and on the giving by MSGEM of advance notice to the Corporation of the exercise thereof. The rights provided to MSGEM in this Article VII(E) are intended to enable MSGEM to be operated as a "venture capital operating company" within the meaning of the regulations of the Department of Labor set forth in 29 CFR
Section 2510.3-101(d), and this Article VII(E) shall be interpreted accordingly.

            (F) Any vacancy occurring in the office of a director elected by the Holders may be filled by the departing director unless and until such vacancy shall be filled by the Holders.

            (G) Purchasers (as defined in the Securityholders Agreement) and their Affiliates that are holders of Common Stock issued upon the conversion of Series A Stock shall be entitled to appoint one Director (and remove and replace such Director) to the Board of Directors for so long as such Persons own (beneficially or of record) at least 5% of the Capital Stock of the Corporation, but in no event (other than as provided in Article VII(D)) will the holders of such Common Stock and Series A Stock be entitled to elect more than two Directors in the aggregate. Each of the parties to the Securityholders Agreement shall vote all Common Stock owned by it, at any regular or special meeting of the stockholders of the Corporation at which Directors will be elected, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary to ensure the election to the Board of Directors of any Person designated pursuant to this
Article VII(G) as a nominee for such position.


VIII. Conversion.

            (A) Conversion at the Option of the Holders. (i) Each share of Series A Stock shall be convertible, at any time, at the option of the Holder thereof (but if such share is called for redemption pursuant to Article VI, then only to and including but not after the close of business on the fifth Business Day preceding the date fixed for such redemption, provided that no default by the Corporation in the payment of the Redemption Price, Special Redemption Price or Change of Control Redemption Price, as the case may be, shall have occurred and be continuing on the date fixed for such redemption in which case such right of conversion shall be reinstated), into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by multiplying 1 by a conversion ratio (the "Conversion Ratio"). The Conversion Ratio shall be equal to the Original Liquidation Preference of such share of Series A Stock plus 10.0% compounded quarterly since the Original Issue Date through and including the day prior to the conversion date (the "Conversion Date") divided by the conversion price, subject to adjustment as provided herein (the "Conversion Price"), which shall initially be $4.96067967.

            (ii) In order to exercise the conversion privilege, a Holder shall surrender the certificate(s) representing such shares, accompanied by transfer instrument(s) satisfactory to the Corporation and sufficient to transfer the Series A Stock being converted to the Corporation free of any adverse interest, at any of the offices or agencies maintained for such purpose by the conversion agent designated by the Corporation (the "Conversion Agent") and shall give written notice to the Corporation that the Holder elects to convert such shares. The initial Conversion Agent shall be the Corporation. Such notice shall also state the name(s), together with address(es), in which the certificate(s) for shares of Common Stock shall be issued.

            (B) Mechanics of Conversion. As promptly as practicable after the surrender of any shares of Series A Stock as aforesaid, the Corporation shall issue and deliver at the office of the Conversion Agent to such Holder, or on such Holder's written order, certificate(s) representing the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided for below. Certificates will be issued representing the balance of any remaining shares of Series A Stock in any case in which fewer than all of the shares of Series A Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Series A Stock shall have been surrendered as aforesaid, and the Person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the Common Stock represented thereby at such time, unless the stock transfer books of the Corporation shall be closed on the date on which shares of Series A Stock are so surrendered for conversion, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such person(s) shall be deemed to have become such holder(s) of record of the Common Stock at the close of business on such later day. In either circumstance, such conversion shall be at the Conversion Ratio in effect on the date upon which such share shall have been surrendered to the Corporation.

            Except as provided in the next sentence, shares of Series A Stock surrendered for conversion during the period from the close of business on any Dividend Record Date to the opening of business on the Dividend Accrual Date with respect to such dividend shall not accrue any dividends in respect of such period. Dividends with respect to a share of Series A Stock called for redemption on a Redemption Date during the period from and including a Dividend Record Date to and including the Dividend Accrual Date shall accrue on such Dividend Accrual Date to the Holder of record of such share on such Dividend Record Date notwithstanding the conversion of such share of Series A Stock after the close of business on such Dividend Record Date and prior to the opening of business on such Dividend Accrual Date. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series A Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

            Any fractional interest in a share of Common Stock resulting from conversion of any share(s) of Series A Stock shall, to the extent permitted by the Indenture, be paid in cash (computed to the nearest cent) based on the Current Market Value of Common Stock (calculated as provided in subsection
(C)(f) below) on the day prior to the date on which such share or shares of Series A Stock are surrendered for conversion in the manner set forth above. If more than one certificate representing shares of Series A Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Stock represented by such certificates which are to be converted.

            (C) Adjustments. The Conversion Price and the number of shares of Common Stock issuable upon the conversion of any shares of Series A Stock shall be subject to adjustment from time to time as follows:

            (a) Stock Dividends; Stock Splits; Reverse Stock Splits; Reclassifications. In case the Corporation shall (i) pay a dividend or make any other distribution with respect to its Common Stock in shares of any class or series of its capital stock or securities exchangeable, convertible or exercisable for Common Stock (except as provided for in Article VIII(C)(b)), (ii) subdivide its outstanding shares of Common Stock,
(iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of its Common Stock (other than a reclassification in connection with a merger, consolidation or other business combination which will be governed by Article VIII(C)(i)), the number of shares of Common Stock into which the Series A Stock was convertible immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that a Holder shall thereafter be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which such Holder would have been entitled to receive after the happening of any of the events described above had such Series A Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Article VIII(C)(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

            (b) Rights; Options; Warrants. In case the Corporation shall issue rights, options, warrants or convertible or exchangeable securities (other than a convertible or exchangeable security subject to Article VIII(C)(a)) to all holders of its Common Stock, entitling them to subscribe for or purchase Common Stock at a price per share which is lower (at the record date for such issuance) than the then Current Market Value per share of Common Stock, the number of shares of Common Stock into which the Series A Stock shall be convertible shall be determined by multiplying the number of shares of Common Stock into which the Series A Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible or exchangeable securities plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible or exchangeable securities plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then Current Market Value per share of Common Stock. Such adjustment shall be made whenever such rights, options, warrants or convertible or exchangeable securities are issued, and shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, options, warrants or convertible or exchangeable securities.

            (c) Issuance of Common Stock at Lower Values. In case the Corporation shall issue any Common Stock or Right (as defined below) (excluding (i) any Right issued in any of the transactions described in Article VIII(C)(a) or (b) above, (ii) shares of Common Stock issued pursuant to (x) any Rights outstanding on the Original Issue Date and (y) a Right, if on the date such Right was issued, the exercise, conversion or exchange price per share of Common Stock with respect thereto was at least equal to the then Current Market Value per share of Common Stock and (iii) any Right issued as consideration when any corporation or business is acquired, merged into or becomes part of the Corporation or a subsidiary of the Corporation in an arm's-length transaction between the Corporation and a Person other than an Affiliate of the Corporation) at a price per share of share of Common Stock (determined in the case of such Right, by dividing (x) the total amount receivable by the Corporation in consideration of the sale and issuance of such Right, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such Right) that is lower than the Current Market Value per share of Common Stock in effect immediately prior to such sale or issuance, then the number of shares of Common Stock thereafter issuable upon conversion of Series A Stock shall be determined by multiplying the number of shares of Common Stock theretofore issuable by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such sale or issuance and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at such Current Market Value per share of Common Stock. For purposes of this Article VIII(C)(c), the number of shares of Common Stock which the holder of any such Right shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale and issuance and the consideration received by the Corporation therefor shall be deemed to be the consideration received by the Corporation for such Right, plus the consideration or premiums stated in such Right to be paid for the shares of Common Stock covered thereby. In case the Corporation shall sell and issue shares of Common Stock or any Right, for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration received by the Corporation" for purposes of the first sentence of this Article VIII(C)(c), the Board of Directors of the Corporation shall determine, in good faith, the fair value of said property, which determination shall be evidenced by a resolution of the Board of Directors. In case the Corporation shall sell and issue any Right together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration received by the Corporation" for purposes of the first sentence of this
Article VIII(C)(c), the Board of Directors of the Corporation shall determine, in good faith, the fair value of the Right then being sold as part of such unit. For purposes of this paragraph, a "Right" shall mean any right, option, warrant or convertible or exchangeable security containing the right to subscribe for or acquire one or more shares of Common Stock.

            (d)   Distributions of Debt, Assets, Subscription Rights or
Convertible

Securities. In case the Corporation shall fix a record date for the making of a distribution to all holders of its Common Stock of evidences of its indebtedness, assets, cash dividends or distributions (excluding dividends or distributions referred to in Article VIII(C)(a) above and excluding distributions in connection with the dissolution, liquidation or winding up of the Corporation which will be governed by Article VIII(C)(i)(ii) below) or securities (excluding those referred to in Article VIII(C)(a), Article VIII(C)(b) or Article VIII(C)(c) above), then in each case the number of shares of Common Stock into which the Series A Stock shall be convertible after such record date upon the conversion of Series A Stock shall be determined by multiplying the number of shares of Common Stock into which the Series A Stock was convertible immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Value per share of Common Stock immediately prior to the record date for such distribution and the denominator of which shall be the Current Market Value per share of Common Stock immediately prior to the record date for such distribution less the then fair value (as determined in good faith by the Board of Directors) of the portion of the assets, evidence of indebtedness, cash dividends or distributions or securities so distributed applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

            (e) Expiration of Rights, Options and Conversion Privileges. Upon the expiration of any rights, options, warrants or conversion or exchange privileges that have previously resulted in an adjustment hereunder, if any thereof shall not have been converted, the Conversion Price and the number of shares of Common Stock issuable upon the conversion of Series A Stock shall, upon such expiration, be readjusted and shall thereafter, upon any future conversion, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided further that no such readjustment shall have the effect of increasing the Conversion Price by an amount, or decreasing the number of shares of Common Stock issuable upon conversion of Series A Stock by a number, in excess of the amount or number of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

            (f) Current Market Value. For the purposes of any computation under this Article VIII, the Current Market Value per share of Common Stock or of any other security (herein collectively referred to as a "security") at any date herein specified shall be:

            (i) if the security is not registered under the Exchange Act, as mutually agreed by the Corporation and the Holders. If the Corporation and such Holders are unable to agree, then the Corporation and such Holders shall, within five days from the date that either party determines that they cannot agree and so notifies the other party in writing, each retain a separate Independent Financial Expert (which Independent Financial Expert, in either case, shall not be the investment banking firm or accounting firm regularly retained by the Corporation or such Holders). The Corporation shall cause each of the Independent Financial Experts so selected to determine within thirty days of their retention a proposed Current Market Value of a share of Common Stock using one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate. The value report (the "Value Report") shall state the value of the shares of Common Stock and other securities or property of the Corporation, if any, being valued as of the Valuation Date and shall contain a brief statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The Corporation shall cause each Independent Financial Expert to deliver within such thirty day period their respective Value Reports in writing to the Corporation and to the Holders. In the event such proposed Current Market Values are within a 10% range, the Current Market Value for the purposes of this Certificate of Designations shall equal the average of such Current Market Values; provided, however, that if such proposed Current Market Values fall outside of the range specified above, then the two Independent Financial Experts shall select a third Independent Financial Expert (which Independent Financial Expert shall not be the investment banking firm or accounting firm regularly retained by the Corporation or such Holders). The Corporation shall thereafter cause such third Independent Financial Expert to determine within thirty days of its retention which of the two proposed Current Market Values determined as described above shall constitute the Current Market Value and to deliver within such thirty day period its Value Report in writing to the Corporation and to the Holders. The determination as to value of the Common Stock as set forth in the Value Report in accordance with the provisions of this
      Article VIII(C)(f)(i) shall be conclusive on all Persons. The Independent Financial Expert shall consult with management of the Corporation in order to allow management to comment on the proposed value prior to delivery to the Corporation and the Holders of any Value Report of any Independent Financial Expert. The fees and expenses of all Independent Financial Experts incurred in performing the services contemplated by this Subsection (f)(i) shall be paid by the Corporation, or

            (ii) if the security is registered under the Exchange Act, the average of the daily market prices of the security for the 20 consecutive trading days immediately preceding such date or, if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the daily market prices for all of the trading days before such date for which daily market prices are available. The market price for such trading day shall be: (A) in the case of a security listed or admitted to trading on any national securities exchange, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day on the principal national securities exchange on which such security is listed or admitted, as determined by the Board of Directors, in good faith, (B) in the case of a security not then listed or admitted to trading on any national securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, (C) in the case of a security not then listed or admitted to trading on any national securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each Business Day, designated by the Corporation, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are no bid and asked prices reported during the 30 days prior to the date in question, the Current Market Value of the security shall be determined as if the security were not registered under the Exchange Act.

            (g) De Minimis Adjustments. No adjustment in the number of shares of Common Stock into which the Series A Stock is convertible shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock issuable upon the conversion of Series A Stock; provided, however, that any adjustments which by reason of this Article VIII(C)(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

            (h) Adjustment of Conversion Price. Whenever the number of shares of Common Stock into which the Series A Stock is convertible is adjusted, as herein provided, the Conversion Price shall be adjusted (calculated to the nearest $.0001) so that it shall equal the price determined by multiplying the Conversion Price immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares of Common Stock into which the Series A Stock was convertible immediately prior to such adjustment and the denominator of which shall be the number of shares so issuable immediately thereafter.

            (i) Consolidation, Merger, Etc. In case of (i) any consolidation of the Corporation with, or merger of the Corporation into, any other entity, (ii) any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or (iii) any sale or transfer of all or substantially all of the assets of the Corporation, each Holder shall have the right thereafter to convert each share of Series A Stock only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which one share of Series A Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "constituent entity"), or an Affiliate of a constituent entity and failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subsection (i) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. Any such adjustment shall be evidenced by a certificate of independent public accountants and a notice of such adjustment delivered and mailed in the manner set forth in Subsection (D) below and containing the information set forth in such Subsection (D), and any adjustment so certified, shall for all purposes hereof conclusively be deemed to be an appropriate adjustment, absent manifest error. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers.

            (j) In addition to the foregoing adjustments, the Board of Directors of the Corporation may make any other adjustment to increase the number of shares of Common Stock issuable upon conversion of Series A Stock or to decrease the Conversion Price as it may, in good faith, deem desirable to protect the rights and benefits of Holders.

            (D) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the conversion of any Series A Stock or the Conversion Price is adjusted, as herein provided, the Corporation shall cause the Conversion Agent promptly to mail, at the expense of the Corporation, to each Holder notice of such adjustment or adjustments and shall deliver to the Holders a certificate of a firm of independent public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) setting forth the number of shares of Common Stock or other stock or property purchasable upon the conversion of each share of Series A Stock and the Conversion Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment. The Conversion

Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Conversion Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist which may require any adjustment of the Conversion Price or the number of shares of Common Stock or other stock or property issuable on conversion of the Series A Stock, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment, or the validity or value (or the kind or amount) of any shares of Common Stock or other stock or property which may be issuable on conversion of the Series A Stock. The Conversion Agent shall not be responsible for any failure of the Corporation to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other common stock or properties upon the conversion of any Series A Stock.

            (E) Notice of Consolidation, Merger, Etc. In case at any time after the date hereof and prior to 5:00 p.m., New York City time, on the Mandatory Redemption Date, there shall be any (i) consolidation or merger involving the Corporation or sale, transfer or other disposition of all or substantially all of the Corporation's property, assets or business (except a merger or other reorganization in which the Corporation shall be the surviving corporation and holders of shares of Common Stock (or other securities or property issuable upon conversion of the Series A Stock) receive no consideration in respect of their shares) or (ii) any other transaction contemplated by Article VIII(C)(i)(ii) above then in any one or more of such cases, the Corporation shall cause to be mailed to the Conversion Agent and each Holder, at the earliest practicable time (and, in any event, not less than 20 calendar days before any date set for definitive action), notice of the date on which such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of Common Stock and other securities, money and other property deliverable upon conversion of the Series A Stock. Such notice shall also specify the date as of which the holders of record of the shares of Common Stock or other securities or property issuable upon conversion of the Series A Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be.

            (F) Documentary and Stamp Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock issued on conversion of shares of Series A Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the Series A Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (G) Valid Issuance of Common Stock. The Corporation covenants that all shares of Common Stock which may be issued upon any conversion of shares of Series A Stock will, upon issue, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

            (H) Reservation of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of shares of Series A Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Stock not theretofore converted.


IX.   Certain Covenants.

            The following covenants shall apply for so long as the Purchasers (as defined in the Securities Purchase Agreement) and their Affiliates beneficially own at least 50% of the shares of Series A Stock originally issued pursuant to the Securities Purchase Agreement and thereafter, the Corporation shall comply with the covenants set forth in the Indenture as in effect on the Original Issue Date (which are incorporated herein as if fully set forth herein) for so long as any shares of Series A Stock are outstanding:

            (A) Limitation on Restricted Payments. The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Corporation or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (y) pro rata dividends or distributions on Common Shares of Restricted Subsidiaries and (z) as permitted by Article IV(B)(i)), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Corporation (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Corporation or any of its Wholly Owned Restricted Subsidiaries, or (iii) make any Investment, other than a Permitted Investment, in any Person.

            (B) Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. So long as any of the Series A Stock is outstanding, the Corporation shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Corporation or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Corporation or any other Restricted Subsidiary, (iii) make loans or advances to the Corporation or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Corporation or any other Restricted Subsidiary.

            The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Original Issue Date herein or any other agreements in effect on the Original Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Corporation or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this Article IX(B), (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Corporation or any Restricted Subsidiary not otherwise prohibited by this Certificate of Designations or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Corporation or any Restricted Subsidiary in any manner material to the Corporation or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of any or all of the Capital Stock of, or property and assets of, such Restricted Subsidiary during the period between the execution of such agreement and the closing thereunder within three months of such execution; (vi) with respect to Restricted Subsidiaries in which, on and subsequent to the Original Issue Date, the Corporation and other Restricted Subsidiaries only make Investments that are evidenced by unsubordinated promissory notes that bear a reasonable rate of interest and are payable prior to the Mandatory Redemption Date; provided that such encumbrances and restrictions expressly allow the payment of interest and principal on such promissory notes; or (vii) encumbrances or restrictions solely of the type referred to in clause (iii) or (iv) of the preceding paragraph that are contained in any stockholders' agreement, joint venture agreement or similar agreement among owners of Common Shares of a Restricted Subsidiary; provided that such restrictions consist solely of requirements that transactions between such Restricted Subsidiaries and affiliates thereof (including the Corporation and its Restricted Subsidiaries) be on fair and reasonable terms no less favorable to such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not such an affiliate. Nothing contained in this Article IX(B) shall prevent the Corporation or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Article IX(D) or (2) restricting the sale or other disposition of property or assets of the Corporation or any of its Restricted Subsidiaries that secure Indebtedness of the Corporation or any of its Restricted Subsidiaries.

      (C)   Limitation on Transactions with Shareholders and Affiliates.
The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Corporation or with any Affiliate of the Corporation or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Corporation or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

      The foregoing limitation does not limit, and shall not apply to
(i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Corporation obtains a written opinion of a Financial Expert stating that the transaction is fair to the Corporation from a financial point of view; (ii) any transaction solely between the Corporation and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Corporation who are not employees of the Corporation; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Corporation and any other Person with which the Corporation files a consolidated tax return or with which the Corporation is part of a consolidated group for tax purposes; or
(v) any Restricted Payments not prohibited by Article IX(A) (other than pursuant to clause (iv) of the definition of "Permitted Investment"). Notwithstanding the foregoing, any transaction or series of transactions covered by the first paragraph of this Article IX(C) and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

      (D) Limitation on Liens. The Corporation shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Series A Stock and other amounts due in respect of the Series A Stock under this Certificate of Designations to be directly secured equally and ratably with the obligation or liability secured by such Lien.

      The foregoing limitation does not apply to (i) Liens existing on the Original Issue Date; (ii) Liens granted after the Original Issue Date on any assets or Capital Stock of the Corporation or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Corporation or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Corporation or such other Restricted Subsidiary; (iv) Liens on assets having a fair market value equal to no more than 10% of the fair market value of the Adjusted Consolidated Net Tangible Assets that are not subject to Liens on the Original Issue Date; (v) Permitted Liens;

or (vi) Liens permitted by Section 4.09(iv) of the Indenture.

            (E) Existence. Subject to the foregoing, the Corporation will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Corporation and each such Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), material licenses and franchises of the Corporation and each such Subsidiary; provided that the Corporation shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Corporation and its Restricted Subsidiaries taken as a whole.

            (F) Payment of Taxes and Other Claims. The Corporation shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Corporation or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Corporation or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Corporation or any such Subsidiary; provided that the Corporation shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

            (G) Maintenance of Properties and Insurance. The Corporation shall cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Corporation may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Article IX(G) shall prevent the Corporation or any such Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing on any of them, if such discontinuance or disposal is, in the judgment of the Corporation, desirable in the conduct of the business of the Corporation or such Subsidiary.

            The Corporation shall provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which the

Corporation or such Restricted Subsidiary, as the case may be, is then conducting business.

            (H) Commission Reports and Reports to Holders. Whether or not the Corporation is required to file reports with the Commission, if any Series A Stock is outstanding, the Corporation shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act, if it were subject thereto, unless the Corporation shall be unable to effect such filing or the Commission shall refuse to accept such filing. The Corporation shall supply each Holder, without cost to such Holder, copies of such reports and other information, whether or not the Corporation shall be unable to effect such filing or the Commission refuses to accept such filing.

            (I) Indemnification of Directors Appointed by Holders. The Corporation shall obtain insurance for any Director appointed by the Holders pursuant to Article VII of this Certificate of Designations in respect of, without limitation, any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such Director in his capacity as Director. Such insurance policy shall provide for coverage, including, without limitation, as to dollar amount and scope, that is at least as favorable as the Corporation's insurance in effect on the Original Issue Date.

            (J) Notice of Special Trigger Events. In the event that the Corporation becomes aware of any Special Trigger Event, the Corporation, promptly after it becomes aware thereof, shall give written notice thereof to the Holders.


X.    Merger, Consolidation and Sale of Assets.

            Without the affirmative vote or consent of the Holders of a majority of the shares of Series A Stock voting or consenting, separately as a single class, the Corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless such transaction would be permitted by the Indenture as in effect on the Original Issue Date.


XI.   Mutilated or Missing Series A Stock Certificates.

            If any of the Series A Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Stock certificate, or in lieu of and substitution for the Series A Stock certificate lost, stolen or destroyed, a new Series A Stock certificate of like tenor and representing an equivalent amount of shares of Series A Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Stock certificate and indemnity, if requested, satisfactory to the Corporation.

XII.  Reissuance; Preemptive Rights.

            (i) Shares of Series A Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock of the Corporation other than the Series A Stock.

            (ii) No shares of Series A Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.


XIII. Business Day.

            If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day and no further dividends shall accumulate after the day payment was required.


XIV.  Headings of Subdivisions.

            The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


XV.   Severability of Provisions.

            If any right, preference or limitation of the Series A Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

XVI.  Notice to the Corporation.

            All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by certified first-class mail, postage prepaid, or by Federal Express or similar overnight mail service with signature required for receipt to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: IMPSAT Corporation, Alferez Pareja 256, 1107 Buenos Aires, Argentina, Attention: Chief Executive Officer). Minor imperfections in any such notice shall not affect the validity thereof.

            All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party by certified first class mail at its address with a return receipt requested, by Federal Express or similar overnight mail service with signature required for receipt, or by telecopy at the telecopier number set forth below or such other address or telecopier number as such party may hereinafter specify in writing for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate electronic confirmation is received and a copy of such notice is sent by overnight mail service or (ii) if given by certified mail or overnight courier, 72 hours after such communication is deposited in the mails with first class postage prepaid or given to overnight courier service, addressed as aforesaid.


XVII. Limitations.

            Except as may otherwise be required by law, the shares of Series A Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

            IN WITNESS WHEREOF, this Certificate has been signed on this 19th day of March, 1998.


                                    IMPSAT CORPORATION


                                    By:
                                         ----------------------------------
                                         Name:
                                         Title: